EXHIBIT 99.1

Argos Therapeutics Reports First Quarter 2015 Financial Results and Operational Highlights

-Interim data analyses from the phase 3 ADAPT trial at approximately 25% of events expected during ASCO Annual Meeting-

- Conference Call and Webcast Today, May 14th, at 4:30 p.m. ET -

DURHAM, N.C., May 14, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer using its Arcelis® technology platform, today reported financial results for the first quarter ended March 31, 2015 and provided an update on the Company's clinical programs.

"We continue to make strong progress in our clinical programs," said Jeff Abbey, president and chief executive officer. "Data from the previously conducted phase 2 clinical trial of AGS-003 in metastatic renal cell carcinoma (mRCC) were recently published in the Journal for ImmunoTherapy of Cancer and showed that an increase in memory T-cells after five doses of AGS-003 was associated with prolonged survival. In addition, patients with intermediate risk mRCC experienced a median survival in excess of 5 years. Expected median survival for these patients treated with sunitinib as their first line targeted therapy is approximately 20.5 months. These and the other findings of the trial are being further evaluated in the ongoing phase 3 ADAPT trial. We look forward to an interim data analysis for this trial by the Independent Data Monitoring Committee, or IDMC, at approximately 25% of events which we expect will occur during the upcoming ASCO Annual Meeting."

Mr. Abbey continued, "We are also pleased to have recently entered into an agreement with Lummy HK, under which they licensed from us the rights to manufacture, develop and commercialize AGS-003 for the treatment of cancer in China, Hong Kong, Taiwan and Macau. We believe this agreement provides further validation of AGS-003 to treat not only mRCC, but potentially others cancers as well, and look forward to the development of this promising product candidate to treat a new population of patients with high unmet medical needs."

Recent Highlights and Anticipated Milestones

  Data from the previously conducted phase 2 clinical trial of AGS-003 published in the Journal for ImmunoTherapy of Cancer
    The data from the trial show that treatment with AGS-003 in combination with sunitinib was safe, well tolerated and associated with immunologic responses and extended survival
    Median overall survival for all patients was 30.2 months and median overall survival for intermediate risk patients was over 5 years
    Observations from the trial indicate that an increase in memory T-cells after five doses of AGS-003 was associated with prolonged survival
  Entered into a license agreement with Lummy HK for the development of personalized immunotherapies to treat cancer in China
    Lummy HK licensed the rights to manufacture, develop and commercialize AGS-003 for the treatment of cancer in China, Hong Kong, Taiwan and Macau
    Lummy HK has agreed to pay Argos a royalty on net sales of AGS-003 at a rate in the teens and up to an aggregate of $20 million for regulatory and commercial milestones
    Argos sold $10 million of its common stock to an affiliate of Lummy and the China BioPharma Capital I Fund
  NIH Division of Aids (DAIDS) approved $6.6 million in funding for the investigator-initiated phase 2 adult eradication study of AGS-004, the company's investigational fully personalized immunotherapy for HIV
    Allows stage two of the adult eradication trial to move forward; the trial has already been cleared for initiation by the FDA
  Received the Economic Development Award at the 17th annual Triangle Commercial Real Estate Women (Triangle CREW) Champion Awards
    Argos recognized for its plans to expand into a new 100,000 square foot manufacturing facility currently under construction and create nearly 250 jobs in Durham, NC
  Initiation of an investigator-initiated phase 2 pediatric trial of AGS-004 planned for second half of 2015
  Continue the build-out and equipping of Argos' automated commercial manufacturing facility
  Full enrollment of the phase 3 ADAPT trial for AGS-003 in mRCC expected by the end of second quarter 2015
  Interim data analysis from the ADAPT trial by the IDMC at approximately 25% of events expected during the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting
    Dr. Robert Figlin, Principal Investigator, will present an update from the ADAPT trial at ASCO during the Genitourinary (Nonprostate) Cancer poster session on Monday, June 1st from 1:15-4:45pm CT
    Poster titled "Patient identification and eligibility insights in the synchronous metastatic RCC population: An update from the ongoing ADAPT phase 3 study experience" (abstract TPS4582)

Selected First Quarter 2015 Financial Results

Revenue for the three months ended March 31, 2015 totaled $0.2 million compared to $0.8 million for the same period in 2014. Net loss attributable to common stockholders for the three months ended March 31, 2015 was $17.5 million, or $0.89 per share, compared to a net loss attributable to common stockholders of $10.9 million, or $1.05 per share, for the same period in 2014. Research and development expense for the three months ended March 31, 2015 totaled $14.8 million compared to $8.5 million for the same period in 2014. General and administrative expense for the three months ended March 31, 2015 totaled $2.4 million compared to $1.9 million for the same period in 2014.

As of March 31, 2015, Argos' cash, cash equivalents and short-term investments totaled $39.2 million compared to $56.2 million as of December 31, 2014.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 42530313. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease specific antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial aimed at HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the clinical trial data will warrant submission for regulatory approval ; whether Argos' product candidates will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Annual Report on Form 10-K for the quarter ended December 31, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Argos' views as of May 14, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to May 14, 2015.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2015	2014

Revenue	$ 178,771	$ 798,788

Operating expenses
Research and development	14,766,982	8,472,195
General and administrative	2,371,201	1,933,476

Total operating expenses	17,138,183	10,405,671

Operating loss	(16,959,412)	(9,606,883)
Other income (expense), net	(586,803)	(394,097)

Net loss	(17,546,215)	(10,000,980)

Accretion of redeemable convertible preferred stock	—	(863,226)

Net loss attributable to common stockholders	$ (17,546,215)	$ (10,864,206)

Net loss attributable to common stockholders per share, basic and diluted	$ (0.89)	$ (1.05)

Weighted average shares outstanding, basic and diluted	19,674,245	10,376,561

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$ 29,030,085	$ 37,223,590
Short-term investments	10,144,325	19,016,347
Other current assets	1,217,500	1,277,366
Total current assets	40,391,910	57,517,303
Property and equipment, net	11,183,852	5,513,555
Restricted cash and other assets	1,717,054	1,336,020

Total assets	$ 53,292,816	$ 64,366,878

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 3,638,394	$ 1,860,491
Accrued expenses	1,934,682	1,405,378
Current portion of notes payable	23,122	30,885
Total current liabilities	5,596,198	3,296,754
Long-term portion of notes payable	19,985,819	19,796,545
Long-term portion of manufacturing research and development obligation	3,853,272	3,475,552
Long-term portion of facility lease obligation	5,888,711	3,380,223
Deferred liability	3,066,000	3,066,000
Total stockholders' equity	14,902,816	31,351,804

Total liabilities and stockholders' equity	$ 53,292,816	$ 64,366,878

CONTACT: Media:
         Adam Daley
         Berry & Company Public Relations
         adaley@berrypr.com
         (212) 253-8881

         Investors:
         Carol Werther
         Burns McClellan
         cwerther@burnsmc.com
         (212) 213-0006